Alliance California Municipal Income Fund, Inc.
Exhibit 77C
811-10575

RESULTS OF STOCKHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of
Alliance California Municipal Income Fund, Inc.
(the Fund) was held on March 30, 2011.
A description of the proposal and number of shares voted at the Meeting are as follows:



To elect three Directors for
a term of three years and until
his successor is duly elected and qualifies.
Class Two (term expires 2014)



				Voted for	Authority
						Withheld

Class Two (term expires 2014)
William H. Foulk, Jr.		7,514,754	319,734
D. James Guzy			7,526,659	307,829
Robert M. Keith			7,581,519	252,969


















 NSAR Exhibit 77C. ACMIF 6-13-11